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                                                                       Exhibit 2


                         SOUND SOURCE INTERACTIVE, INC.

                                IRREVOCABLE PROXY


         The undersigned agrees to, and hereby grants to TDK USA Corporation, a New York corporation ("TUC"), an irrevocable proxy pursuant to the provisions of
Section 212 of the Delaware General Corporation Law to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of capital stock (the "Stock") of Sound Source Interactive, Inc. (the "Corporation") now owned or hereafter acquired by the undersigned as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation in connection with all matters on which stockholders are entitled to vote, EXCEPT, that for so long as either that certain Stockholders Voting Agreement, dated as of April 30, 1996 (the "Voting Agreement") or Section 5(w) of that certain Underwriting Agreement, dated as of July 1, 1996 (the "Underwriting Agreement") remain in effect, TUC shall not be permitted to vote the Stock in connection with the election of directors of the Corporation or any other matters covered by the Voting Agreement or the Underwriting Agreement.

         It is further understood by the undersigned that this proxy may be exercised by TUC for the period beginning on the date hereof and ending on the date that the undersigned no longer holds any Stock, EXCEPT that TUC shall not be permitted to vote the Stock pursuant to this irrevocable proxy from and after the consummation of the Subsequent Closing as defined in the Common Stock Purchase Agreement dated as of even date herewith (the "Common Stock Purchase Agreement"), unless TUC's stockholding percentage in the Corporation is at any time reduced to fifty percent (50%) or less of the total issued and outstanding capital stock of the Corporation, in which case TUC will again be permitted to vote the Stock pursuant to this irrevocable proxy during such period of time.

         The undersigned hereby affirms that this proxy is given as a condition of said Common Stock Purchase Agreement and as such is coupled with an interest and is irrevocable.

         THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE STOCK.

         Dated this 8th day of September, 2000.




                                              -------------------------------
                                              Vincent J. Bitetti, Stockholder